Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2005 Employee Stock Option Plan of Global-Tech Appliances Inc. (the “Company”) of our report dated September 9, 2005, with respect to the consolidated financial statements of the Company included in the Form 20-F for the year ended March 31, 2005.

/s/ Ernst & Young
Hong Kong

November 23, 2005